Exhibit 23B

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-___), pertaining to common stock of SafeNet, Inc. issuable upon the exercise of options assumed by SafeNet, Inc. that were originally issued under the Rainbow Technologies, Inc. 2003 Stock Option Plan, Rainbow Technologies, Inc. 2001 Non-statutory Stock Option Plan, Rainbow Technologies, Inc. 2000 Stock Option Plan and Rainbow Technologies, Inc. Restated 1990 Stock Option Plan, of our report dated February 23, 2004, with respect to the consolidated financial statements and schedule of SafeNet, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland
March 18, 2004